SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT



               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


                 DATE OF REPORT - October 12, 2000
                 (Date of Earliest Event Reported)


                    JACKPOT ENTERPRISES, INC.
     (Exact name of registrant as specified in its charter)


                   Commission File No. 1-9728


        Nevada                          88-0169922
________________________    ____________________________________
(State of Incorporation)    (I.R.S. Employer Identification No.)

1110 Palms Airport Drive
Las Vegas, Nevada                          89119
________________________                 __________
(Address of principal                    (Zip Code)
executive offices)


Registrant's telephone number, including area code:  (702) 263-5555

                                   N/A
       _____________________________________________________________
       (Former name or former address, if changed since last report)


Item 5.  Other Events
         ____________

     Proposed Acquisition of InterWorld Corporation
     ______________________________________________

     On October 12, 2000, Jackpot Enterprises, Inc. ("Jackpot") and InterWorld Corporation ("InterWorld") entered into a definitive Securities Purchase Agreement (the "Purchase Agreement"), which provides that Jackpot will purchase up to $20 million in aggregate principal amount of Series A Preferred Stock of InterWorld (the "Series A Preferred Stock"). Each share of Series A Preferred Stock is initially convertible into shares of Common Stock of InterWorld (the "Common Stock") at a conversion price of $6.25 per share (the "Conversion Price"), subject to adjustment on the six month anniversary of the date of issue, to 90% of the average daily closing price of Common Stock for such six-month period, but in no event less than $2.00 per share. Furthermore, on April 12, 2001, Jackpot, at its sole discretion, shall have the option to require InterWorld to redeem the Series A Preferred Stock for cash at 150% of the purchase price; provided that such right will expire if InterWorld consummates a change of control transaction with Jackpot on or prior to such date. The transaction is subject to certain closing conditions.

     In connection with the issuance of the Series A Preferred Stock, InterWorld shall issue to Jackpot warrants to purchase shares of Common Stock at an exercise price of $7.25 per share, subject to adjustment, exercisable at any time until October 12, 2005, equal to 19.999% of the current outstanding shares of Common Stock less the amount of shares issuable upon the conversion of the Series A Preferred Stock.

     In connection with the transaction Jackpot will agree that until April 12, 2001 without the prior consent of the Board of Directors of InterWorld (excluding any member appointed by the holders of the Series A Preferred Stock), it will not, alone or through or with any other person or entity, in any manner: (i) acquire any additional direct or indirect interest in any securities of InterWorld; (ii) solicit, make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) from InterWorld's stockholders, become a "participant" in any "election contest" (as such terms are defined or used in Rule 14A-11 under the Exchange Act) with respect to InterWorld's Board of Directors, solicit or execute any written consent in lieu of a meeting of holders of voting securities except to support the nominees for directors of InterWorld's Board of Directors or call or seek to have called any meeting of InterWorld's stockholders of the other party or seek to advise or influence in any manner whatever any person or entity with respect to InterWorld; (iii) make any short sales, enter into any hedging, derivative or similar transactions regarding InterWorld's securities; or
(iv) publicly announce an intention to do any of the actions restricted or prohibited under clauses (i) through (iii) above.

     In addition, on October 12, 2000 Jackpot entered into a Loan and Forbearance Agreement with Michael Donahue, Chairman of InterWorld, pursuant to which Jackpot purchased from Salomon Smith Barney ("SSB") a loan from SSB to Mr. Donahue in the amount of approximately $12,445,500. The loan is secured by 4,270,406 shares of Common Stock. In connection therewith Jackpot entered into a Call/Participation Agreement with Mr. Donahue whereby he agreed that Jackpot would share in the profit on a portion of the stock securing the loan once certain conditions, including the repayment of the loan, were met. Mr. Donahue has sole power to vote and dispose of such shares. Notwithstanding, Mr. Donahue has agreed that for so long as the loan is outstanding, he would, prior to any vote of the stockholders of InterWorld, consult with Jackpot and obtain Jackpot's view with respect to such vote. He also agreed that in the event the Board of Directors of InterWorld approves a merger of Jackpot with InterWorld Corporation on or before April 10, 2001, Mr. Donahue will execute an appropriate voting agreement pursuant to which he will agree to vote his stock in favor of such merger.

Item 7.  Financial Statements, Pro Forma Financial Information and
         _________________________________________________________
         Exhibits.
         _________

(c)      Exhibits.

         1. Securities Purchase Agreement dated October 12, 2000 by and among Jackpot Enterprises, Inc. and InterWorld Corporation.

         2. Loan Assumption and Forbearance Agreement dated October 12, 2000 by and between Michael Donahue and Jackpot
             Enterprises, Inc.

         3. Call/Profit Participation Agreement dated October 12, 2000 by and between Michael Donahue and Jackpot Enterprises, Inc.

                                     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     JACKPOT ENTERPRISES, INC.


                                     By  /s/ Mark W. Hobbs
                                       ________________________
                                       Name: Mark W. Hobbs
                                       Title:   President

Dated: October 25, 2000


                             EXHIBIT INDEX

Exhibit No.    Description
___________    ___________

     1. Securities Purchase Agreement dated October 12, 2000 by and among Jackpot Enterprises, Inc. and InterWorld Corporation.

     2. Loan Assumption and Forbearance Agreement dated October 12, 2000 by and between Michael Donahue and Jackpot Enterprises, Inc.

     3. Call/Profit Participation Agreement dated October 12, 2000 by and between Michael Donahue and Jackpot
                Enterprises, Inc.